Exhibit 99.1

Porter Bancorp, Inc. Files 2011 10-K

Increases 2011 Provision for Loan Losses by $8.8 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 30, 2012--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today announced that it filed its annual report on Form 10-K with the Securities and Exchange Commission. The Company reported that it increased its provision for loan losses by $8.8 million from results previously reported on February 2, 2012 for the three months ended December 31, 2011 from $27.0 million to $35.8 million and for the year ended December 31, 2011 from $53.8 million to $62.6 million. The increase in the provision for loan losses and the reversal of $500,000 in interest income resulted in a net loss to common shareholders of $105.2 million, or $8.98 per diluted share, for the year ended December 31, 2011.

The increase in the provision for loan losses was due to loan downgrades and charge-offs following a routine regulatory exam and audit processes conducted after the Company issued its results of operations on February 2, 2012. In that release, the Company had cautioned that its annual bank examination had not been completed, that information from bank regulators could cause it to further refine its asset valuations prior to filing the 2011 Form 10-K, and therefore financial information included in our 2011 Form 10-K could differ from the information presented in the release.

More detailed information regarding the Company’s result of operations and its internal process for assigning loan grades are included in Porter Bancorp’s 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.5 billion in assets as of December 31, 2011. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

PBIB-F

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO